EXHIBIT 99.a

SUBSCRIPTION AGREEMENT

Attention: Mr. Ernest Rogers
Knightsbridge Resources Inc.
91 Commercial Road, Poole
Dorset U.K. BH14 0JD

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the "Purchaser") is purchasing ______________ shares of common stock of Knightsbridge Resources Inc. (the "Knightsbridge") at the price of $0.10 per share (the "Subscription Price").

The Purchaser hereby confirms the subscription for and purchase of the said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

The Purchaser, confirms and acknowledges that if the Purchaser is a resident of British Columbia the Shares acquired will be subject to the hold period and resale requirements of British Columbia.  The Purchaser is aware of these requirements and agrees to abide by such requirements.

MAKE CHECK PAYABLE TO:  KNIGHTSBRIDGE RESOURCES INC.

Executed this _________day of ________________________, at___________________ (Street Address), __________________ (City), __________________ (State/Province/Country) ___________ (Zip Code/Postal Code).

________________________________
Signature of Purchaser

________________________________
Printed Name of Purchaser

________________________________
Social Security Number/Tax I.D.

Number of Shares Purchased	Total Subscription Price
_______________________	___________________

Form of Payment:
Cash _______________
Check No. _____________
Other _______________

ACCEPTED THIS _________DAY OF _____________________, __________.

KNIGHTSBRIDGE RESOURCES INC.

By: _____________________________
Title: ___________________________